Exhibit 99.1

NorthStar Realty Finance announces plan to spin-off Asset Management Business into a separate publicly traded company in a tax-free transaction

New York, December 10, 2013 /PRNewswire — NorthStar Realty Finance Corp. (NYSE: NRF) (“NRF”) today announced that its Board of Directors unanimously approved a plan to spin-off its asset management business into a separate publicly traded company in the form of a tax-free distribution. The distribution is expected to be completed in the second quarter of 2014 and will be comprised of common stock in NorthStar Asset Management Corp. (“NorthStar Asset Management”), a newly formed company expected to be listed on the New York Stock Exchange.

In connection with the proposed spin-off, NorthStar Asset Management will enter into a 20-year management contract to manage NRF.  NorthStar Asset Management will also manage NRF’s non-traded REIT business and own its broker-dealer platform.

NorthStar Chairman and Chief Executive Officer, David Hamamoto commented, “We are constantly searching for ways to maximize shareholder value. This transaction represents a fully aligned, long-term opportunity to unlock value for NRF shareholders through the creation of a leading asset-manager. NorthStar Asset Management will have a scalable operating platform with limited capital needs and a proven ability to grow.”

Mr. Hamamoto continued, “This unique transaction crystalizes the value of NRF and its platform, and allows our shareholders to be the beneficiaries of a long-term contract to manage a diversified public company, a rapidly growing non-traded REIT platform and a broker-dealer.”

NorthStar Asset Management and Management Contract

NorthStar Asset Management will be led by the current NRF management team, which has a proven track record in managing and growing NRF and its non-traded REIT platform.  The company’s in place, long-duration and high margin revenue streams, together with substantial growth prospects, position it as an industry leading asset manager.

In connection with the proposed spin-off, the 20-year management contract that NorthStar Asset Management will enter into with NRF will provide for (i) an annual base management fee of $90 million, (ii) an additional annual base management fee equal to 1.5% of the cumulative “equity” raised at NRF after December 10, 2013, and (iii) incentive fees to be determined as follows:

•                  15% incentive fee payable when cash available for distribution at NRF (“CAD”) exceeds $0.78 per share (equivalent to a 12% yield on September 30, 2013 adjusted book value of $6.46 per share); and

•                  25% incentive fee payable when CAD exceeds $0.90 per share (equivalent to a 14% yield on September 30, 2013 adjusted book value of $6.46 per share).

Investor Information and Conference Call

An investor presentation discussing the proposed transaction is available in the investor relations section of NorthStar’s website.  NorthStar will hold a conference call to discuss the proposed transaction on December 11, 2013, at 10:00 a.m. Eastern time. The call will be webcast live over the Internet from NorthStar’s website, www.nrfc.com, and will be archived on the Company’s website. The call can also be accessed live over the phone by dialing 800-762-8779, or for international callers, by dialing 480-629-9771.

A replay of the call will be available one hour after the call through December 18, 2013 by 800-406-7325 or, for international callers, 303-590-3030, using pass code 4655898.

Advisors

UBS Investment Bank is serving as financial advisor to NorthStar Realty Finance Corp., Sullivan & Cromwell LLP is serving as legal advisor and Kramer, Levin, Naftalis & Frankel LLP and Hunton & Williams LLP are serving as tax advisors to NorthStar Realty Finance Corp.

About NorthStar Realty Finance Corp.

NorthStar Realty Finance Corp. is a diversified commercial real estate investment and asset management company that is organized as an internally managed REIT. For more information about NorthStar Realty Finance Corp., please visit www.nrfc.com

Forward Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “will,” “expect,” “proposed”, or other similar words or expressions.  Forward-looking statements are not guarantees of performance and are based on certain assumptions, discuss future expectations, describe plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Such statements include, but are not limited to, our ability to complete the spin-off of our asset management business; the risk relating to the spin-off of our asset management business and operating our existing company and our asset management business as separate companies; our ability to realize the benefits of the spin-off, including the tax-free nature of the transaction; the impact of taxation of the asset management business as a stand-alone company; the growth prospects of our business, including our asset management business and non-traded REIT platform; our future cash available for distribution; the scalability of our investment platform; and the size and timing of offerings or capital raises and actual management fee income derived from the non-traded REITs we sponsor and advise.  Factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and its other filings with the Securities and Exchange Commission.

Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

SOURCE NorthStar Realty Finance Corp.

Investor Relations, Joe Calabrese, (212) 827-3772